UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Soliciting Material Pursuant to §240.14a-12

RIGHTNOW TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by RightNow Technologies, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: RightNow Technologies, Inc.

Commission File No.: 000-31321

RIGHTNOW CUSTOMER AND PARTNER LETTER

TO: RightNow Customers and Partners

FR: Greg Gianforte, Chief Executive Officer and Founder

DT: October 24, 2011

Subject: Oracle to Acquire RightNow

RightNow Customers and Partners,

On October 24, 2011, Oracle announced that it has entered into an agreement to acquire RightNow, a leading provider of cloud-based customer service. The proposed transaction is subject to RightNow stockholder approval, certain regulatory approvals, and customary closing conditions and is expected to close by late 2011 or early 2012. Until the deal closes, each company will continue to operate independently, and it is business as usual.

As you know, RightNow’s leading cloud-based customer service software helps organizations deliver an exceptional experience across call centers, the web and social networks. Nearly 2,000 organizations across a wide range of consumer-centric industries rely on our customer service cloud to improve the quality and consistency of experience across channels, reduce response times and lower operational costs.

We anticipate that you will experience significant benefits from this combination. Oracle is moving aggressively to offer customers a full range of Cloud Solutions including sales force automation, marketing, human resources, talent management, social networking, databases and Java as part of the Oracle Public Cloud. Our customer service cloud offering is an important and complementary addition to Oracle’s Public Cloud. Together, we intend to enable a superior customer experience at every contact and across every channel.

Please know that the RightNow team, with the additional resources provided by this anticipated combination with Oracle, remains committed to your success with our solutions. Please visit www.rightnow.com/oracle for more information about the planned combination.

I truly appreciate your continued support.

Regards,

Greg Gianforte

Chief Executive Officer and Founder

RightNow

Oracle is currently reviewing the existing RightNow product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of RightNow’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by RightNow or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Safe Harbor for Forward Looking Statements

This customer and partner letter contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger; satisfaction of closing conditions to the consummation of the proposed Merger; the impact of the announcement or the closing of the Merger on RightNow’s relationships with its employees, existing customers or potential future customers; the ability of Oracle to successfully integrate RightNow’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed Merger; and such other risks detailed in RightNow’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2011, which contains and identifies important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Forward-looking statements contained in this customer and partner letter speak only as of the date hereof. RightNow assumes no obligation to update any forward-looking statement contained in this customer and partner letter.

Additional Information about the Merger and Where to Find It

RightNow plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed Merger. The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by RightNow through the SEC’s website at www.sec.gov and from RightNow by contacting Investor Relations by telephone at (406) 522-4200 or upon written request addressed to our corporate secretary at RightNow Technologies, Inc., 136 Enterprise Boulevard, Bozeman, MT, 59718, or by going to RightNow’s Investor Relations page on its corporate web site at www.rightnow.com.

RightNow and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of RightNow in connection with the proposed Merger. Information regarding the interests of these executive officers and directors in the transaction described herein will be included in the proxy statement described above. Additional information regarding these executive officers and directors is also included in RightNow’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2011, and is supplemented by other public filings made, and to be made, with the SEC by RightNow. The proxy statement for the 2011 Annual Meeting of Stockholders and other public filings are available free of charge through the SEC’s website at www.sec.gov and from RightNow by contacting Investor Relations by telephone at (406) 522-4200 or upon written request addressed to our corporate secretary at RightNow Technologies, Inc., 136 Enterprise Boulevard, Bozeman, MT, 59718, or by going to RightNow’s Investor Relations page on its corporate web site at www.rightnow.com.